Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter Financial Results

PITTSBURGH, April 28, 2016 – The Federal Home Loan Bank of Pittsburgh today announced unaudited financial results for the first quarter of 2016. The Bank recorded net income of $56.5 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on April 29, 2016.

“This was another strong quarter for our cooperative,” said Winthrop Watson, president and chief executive officer. “We continue our focus on providing products our members want and use, and supporting affordable housing.”

Highlights for first quarter of 2016 include:

Net income of $56.5 million
Net interest income of $81.4 million
Advances at $69.0 billion
Letters of credit at $20.8 billion
Retained earnings at $897.7 million

Operating Results

The Bank’s net income totaled $56.5 million for the first quarter of 2016, a decrease of $14.6 million compared to $71.1 million for the first quarter of 2015. This decrease was due to larger net losses on derivatives and hedging activities in 2016 and a 2015 gain on the settlement of claims against certain defendants arising from investments the Bank made in private-label mortgage-backed securities. The decrease was partially offset by gains on the sale of available-for-sale securities, higher net gains on trading securities, and higher net interest income in 2016.

Net losses on derivatives and hedging activities were $35.6 million in the first quarter of 2016, compared to a net loss of $7.6 million in the first quarter of 2015. There were no gains on legal settlements in 2016; in the first quarter of 2015, the Bank recorded $15.3 million related to the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in private-label mortgage-backed securities. The Bank recognized gains on the sale of available-for-sale securities of $12.7 million in the first quarter of 2016 and none in 2015. Net gains on trading securities in the first quarter of 2016 were $17.3 million, compared to $6.8 million in the first quarter of 2015.

Net interest income was $81.4 million in the first quarter of 2016, up $5.9 million compared to $75.5 million in the first quarter of 2015. Net interest income reflected a significant increase in interest income on advances partially offset by a significant increase in interest expense, primarily consolidated obligation bonds and discount notes. Interest income on advances in the first quarter of 2016 was $131.9 million, an increase of $58.2 million compared to $73.7 million in the first quarter of 2015. Total interest expense was $143.4 million in the first quarter of 2016, an increase of $55.8 million compared to $87.6 million in the first quarter of 2015.

First quarter 2016 performance allowed the Bank to set aside $6.3 million for affordable housing programs.

Balance Sheet Highlights

At March 31, 2016, total assets were $91.9 billion, compared with $96.3 billion at December 31, 2015. The decrease was primarily due to a decline in advances, which totaled $69.0 billion at March 31, 2016 compared to $74.5 billion at year-end 2015.

Total capital at March 31, 2016, was $4.3 billion, compared to $4.5 billion at December 31, 2015. Total retained earnings at March 31, 2016, were $897.7 million, up $16.5 million from $881.2 million at December 31, 2015. Total retained earnings at March 31, 2016, included $173.8 million of restricted retained earnings compared with $162.5 million of restricted retained earnings at December 31, 2015. At March 31, 2016, FHLBank Pittsburgh had total regulatory capital of $4.2 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period January 1, 2016 to March 31, 2016, and credited to stockholders’ accounts on Friday, April 29, 2016.

Detailed financial information regarding first quarter 2016 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on May 10, 2016.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	March 31, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$1,763.0	$2,377.0
Federal funds sold	5,650.0	3,980.0
Securities purchased under agreements to resell	500.0	1,000.0
Trading securities	412.5	394.7
Available-for-sale (AFS) securities	8,726.2	8,099.9
Held-to-maturity securities	2,507.5	2,663.3
Advances	69,021.9	74,504.8
Mortgage loans held for portfolio, net of allowance for credit losses of $6.0 and $5.7, respectively	3,073.8	3,086.9
All other assets	250.0	229.7

Total assets	$91,904.9	$96,336.3

LIABILITIES:
Consolidated obligations, net	$86,485.8	$90,882.8
All other liabilities	1,113.7	951.9

Total liabilities	87,599.5	91,834.7

CAPITAL:
Capital stock	3,313.7	3,539.7
Retained earnings	897.7	881.2
Accumulated other comprehensive income	94.0	80.7

Total capital	4,305.4	4,501.6

Total liabilities and capital	$91,904.9	$96,336.3

	Three months ended March 31,
Condensed Statement of Income	2016	2015
Total interest income	$224.8	$163.1
Total interest expense	143.4	87.6

Net interest income	81.4	75.5

Provision (benefit) for credit losses	0.2	(0.5)

Gains on sales of AFS securities	12.7	—

Gain on litigation settlements, net	—	15.3

All other income (loss)	(11.8)	5.7

All other expense	19.3	18.0

Income before assessments	62.8	79.0

Affordable Housing Program assessment	6.3	7.9

Net income	$56.5	$71.1

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